Exhibit 99.(h)(2)(C)

March 3, 2025

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention: Tricia Cormier, Vice President

Re: American Beacon Select Funds (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as American Beacon Ionic Inflation Protection ETF (the “Portfolio”).

In accordance with Section 11, the Additional Portfolios provision, of the Transfer Agency Agreement dated as of 23rd day of August, 2023, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement, and that Schedule A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

AMERICAN BEACON SELECT FUNDS

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director, Duly Authorized

Effective Date: March 3, 2025

Information Classification: Limited Access

EXHIBIT A

Appendix A

American Beacon Select Funds

American Beacon AHL Trend ETF

American Beacon GLG Natural Resources ETF

American Beacon IONIC Inflation Protection ETF

Information Classification: Limited Access